UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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Roberts Realty Investors, Inc.

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ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
August 28, 2009
Dear Shareholders:
I cordially invite you to attend our annual meeting of shareholders of Roberts Realty Investors, Inc. at 10:00 a.m. EDT on Tuesday, September 29, 2009, at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia. Enclosed are the Notice of Annual Meeting of Shareholders and Proxy Statement, which contain information regarding the election of your directors. A copy of our 2008 annual report with our Form 10-K is also enclosed.
Although I would like each shareholder to attend the annual meeting, I realize that for some of you this is not possible. Regardless of whether or not you plan to attend, I would appreciate your taking time to complete, sign and return the enclosed proxy card promptly. A postage-paid envelope is enclosed for your convenience.
Your vote is important and I appreciate the time and consideration that I am sure you will give it.
Sincerely,

/s/ Charles S. Roberts Charles S. Roberts
President and Chief Executive Officer

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
August 28, 2009
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON SEPTEMBER 29, 2009
The annual meeting of shareholders of Roberts Realty Investors, Inc. will be held on Tuesday, September 29, 2009, at 10:00 a.m. EDT, at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia, for the following purposes:
(1)	to elect two directors to serve three-year terms; and
(2)	to transact any other business that properly comes before the meeting or any adjournment of it.
The directors have set the close of business on August 7, 2009 as the record date to determine the shareholders who are entitled to vote at the meeting.
Under rules of the SEC, we are providing access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet.
If you do not expect to attend the meeting in person, please mark, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope.

/s/ Charles R. Elliott Charles R. Elliott Secretary

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on September 29, 2009.
This Proxy Statement and a copy of our 2008 Annual Report to Shareholders are also available online at www.vfnotice.com/robertsrealtyinvestors.

PROXY STATEMENT
FOR
THE ANNUAL MEETING OF SHAREHOLDERS
OF ROBERTS REALTY INVESTORS, INC.
TO BE HELD ON SEPTEMBER 29, 2009
VOTING PROCEDURES
Who is asking for my vote?
The board of directors of Roberts Realty is soliciting the enclosed proxy for use at the annual meeting on September 29, 2009. If the meeting is adjourned, we may also use the proxy at any later meetings for the purposes stated in the notice of annual meeting.
How do your directors recommend that shareholders vote?
The directors recommend that you vote FOR the election of the two nominees for director.
Who is eligible to vote?
Shareholders of record at the close of business on August 7, 2009 are entitled to be present and to vote at the meeting or any adjourned meeting. We are mailing these proxy materials to shareholders on or about August 28, 2009.
What are the rules for voting?
As of the record date, we had 10,173,269 shares of common stock outstanding and entitled to vote at the annual meeting. Each share of our common stock entitles the holder to one vote on all matters voted on at the meeting. All of the shares of common stock vote as a single class.
You may vote:
•	By mail by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to be sure that all your shares are voted.
•	In person at the meeting. We will pass out written ballots to any shareholder of record who wants to vote at the meeting. If you hold your shares through a brokerage account, however, you may not vote at the meeting by ballot. Instead, you must request a legal proxy from your stockbroker to vote at the meeting.
Shares represented by signed proxies will be voted as instructed. If you sign the proxy but do not mark your vote, your shares will be voted as the directors have recommended. Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Our management knows of no other matters to be presented or considered at the meeting, but your shares will be voted at the directors’ discretion on any of the following matters:
•	Any matter about which we did not receive written notice a reasonable time before we mailed these proxy materials to our shareholders.
•	The election of any person as a director in lieu of any person nominated if the nominee is unable to serve or for good cause will not serve. We do not contemplate that any nominee will be unable to serve.
•	Matters incident to the conduct of the meeting.
A majority of our outstanding shares of common stock as of the record date must be present at the meeting, either in person or by proxy, to hold the meeting and conduct business. This is called a quorum. In determining whether we have a quorum at the annual meeting for purposes of all matters to be voted on, all votes “for” and all votes to “withhold authority” will be counted. Shares will be counted for quorum purposes if they are represented at the meeting for any purpose other than solely to object to holding the meeting or transacting business at the meeting. If a quorum is present, abstentions will have no effect on the voting for directors.
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the annual meeting. Your broker or nominee has enclosed a voting instruction card for you to use to direct the broker or nominee how to vote your shares. The voting instruction card provides various alternative voting methods, such as via the Internet, by telephone or by mail.
If you hold your shares in street name, your brokerage firm may vote your shares under certain circumstances. Brokerage firms have authority under stock exchange rules to vote their customers’ unvoted shares on certain “routine” matters, including, until January 1, 2010, the election of directors. When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted for purposes of establishing a quorum to conduct business at the meeting. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors, but they will not be counted for any other matter, which would not be considered “routine” under the applicable rules. We encourage you to provide instructions to your brokerage firm regarding how to vote your shares. This ensures your shares will be voted at the meeting.
If a quorum is present, the two director nominees receiving the highest number of votes for their election will be elected as directors. This number is called a plurality. Shareholders do not have cumulative voting rights or dissenters’ rights. For any other matter coming before the meeting, the matter will be deemed to be approved if the votes cast in favor of the action exceed the votes cast opposing the action.
If you are a shareholder of record (i.e., you hold your shares directly instead of through a brokerage account) and you change your mind after you return your proxy, you may revoke it and change your vote at any time before the polls close at the meeting. You may do this by:
•	signing, dating and returning another proxy with a later date;
•	voting in person at the meeting; or
•	giving written notice to our corporate Secretary, Mr. Elliott.

If you hold your shares through a brokerage account, you must contact your brokerage firm to revoke your proxy.
How will we solicit proxies, and who will pay for the cost of the solicitation?
We will solicit proxies principally by mailing these materials to the shareholders, but our directors, officers and employees may also solicit proxies by telephone or in person. We will pay all of the costs of soliciting proxies, which primarily include the costs of preparing, photocopying and mailing these materials.
How can a shareholder propose business to be brought before next year’s annual meeting?
We must receive any shareholder proposals intended to be presented at our 2010 annual meeting of shareholders on or before April 30, 2010 for a proposal to be eligible to be included in the proxy statement and form of proxy to be distributed by the board of directors for that meeting. We must receive any shareholder proposals intended to be presented from the floor at our 2010 annual meeting of shareholders not less than 60 days before the meeting, except that if we give less than 40 days notice or prior public disclosure of the date of the meeting, we must receive the proposal not later than the close of business on the 10th day following the day on which we mail notice of the date of the meeting or publicly disclose the date.
Directions to the Annual Meeting of Shareholders
The Annual Meeting of Shareholders will be held on Tuesday, September 29, 2009, at 10:00 a.m. EDT, at the Crowne Plaza Ravinia located at 4355 Ashford Dunwoody Road, Atlanta, Georgia. The hotel is located just north of the intersection of Ashford Dunwoody Road and I-285. From that intersection, proceed north on Ashford Dunwoody Road to the first traffic light. Turn right on Ravinia Drive, then immediately turn left into the hotel’s parking facility. From Dunwoody to the north of the hotel, proceed south on Ashford Dunwoody Road past Perimeter Mall, turn left on Ravinia Drive, then immediately turn left into the hotel’s parking facility.

PROPOSAL 1 — ELECTION OF DIRECTORS
Nominees for Election as Director
This section gives information about the two nominees for election as directors of Roberts Realty: Mr. Charles S. Roberts and Mr. Charles R. Elliott, who are currently directors of Roberts Realty. Our Nominating and Governance Committee has recommended that each of them be reelected to the board for a term expiring at the 2012 annual meeting of shareholders at which a successor shall be elected and shall qualify.
The board of directors recommends a vote FOR the two nominees.
Our articles of incorporation require the board of directors to be divided into three classes as nearly equal in number as possible, and we have three other directors. The terms of office of Mr. John L. Davis and Mr. Ben A. Spalding expire at the annual meeting in 2010, and the term of office of Mr. Wm. Jarell Jones expires at the annual meeting in 2011.
Biographical Information for Nominees for Director
If elected, the directors serve for their respective terms and until their successors are elected and qualified. Each of the nominees has agreed to serve as a director if elected.
Charles S. Roberts, age 63, has served as our Chairman of the Board, Chief Executive Officer, and President since he founded the company in July 1994. Mr. Roberts owns, directly or indirectly, all of the outstanding stock of, and is the president and sole director of, Roberts Properties, Inc. and Roberts Properties Construction, Inc.
In October 1970, Mr. Roberts established Roberts Properties, Inc. to develop, construct, and manage real estate. Beginning in 1980, Mr. Roberts and Roberts Properties began to focus on developing upscale multifamily residential communities and have won numerous local, regional, and national awards for the development of these communities. Mr. Roberts has been a frequent national speaker on the topic of developing upscale multifamily housing and has been recognized as a leader in this industry. In April 1995, Roberts Properties Management, Inc. (which we acquired in 1997) was recognized as the Property Management Company of the Year by the National Association of Home Builders. On a regional level, Roberts Properties was awarded the prestigious Southeast Builders Conference Aurora Award for the best rental apartment community eight out of the past 20 years. On a national level, Roberts Properties was twice awarded the prestigious Pillars of the Industry Award from the National Association of Home Builders for the best low-rise apartments. In 1993, Roberts Properties was awarded the coveted Golden Aurora Award for best overall development in the Southeast.
From January 2006 to 2008, Mr. Roberts served as president of the board of directors of Big Trees Forest Preserve, a 30-acre urban forest in Sandy Springs, Georgia dedicated to conservation, preservation and education. Since February 2007, Mr. Roberts has also served on the Landmarks Preservation Commission of the Town of Palm Beach, Florida.
Charles R. Elliott, age 56, served as a director from October 1994 to February 1995 and became a director again in 2000. Effective May 31, 2006, Mr. Elliott again became our Chief Financial Officer, Secretary, and Treasurer. Previously, he was our Secretary and Treasurer from our inception until July 15, 2002, and our Chief Financial Officer from April 1995 until July 15, 2002, when he became our Senior Vice President — Real Estate. He left Roberts Realty as a full-time employee on August 30, 2002 and returned on a full-time basis from February 17, 2003 to September 30, 2003 as our Chief Operating Officer. In this interim period, he provided limited consulting services for which he was paid a fee. Mr. Elliott joined Roberts Properties in August 1993 as Chief Financial Officer and served in that role until April 1995, when he joined Roberts Realty as our Chief Financial Officer. He worked for Hunneman Real Estate Corporation in Boston, Massachusetts from 1979 to 1993, most recently as a Senior Vice-President of Accounting and Finance. He holds an undergraduate degree in Accounting and a master’s degree in Finance.

Biographical Information for Continuing Directors
John L. Davis, age 44, a director since November 2008, is the President of Bravo Realty Consulting, Inc., a company that he formed in 2007 to provide consulting services for small and middle market real estate companies looking for debt and equity. Mr. Davis has 20 years of experience in the commercial banking industry. From May 2005 to November 2007, he served as a Senior Director of Wrightwood Capital, a structured debt and equity provider. Prior to 2005, he was a Senior Vice President with Compass Bank for 10 years. Before he joined Compass Bank, he was a banker for seven years with Hibernia Bank in New Orleans. During his ten years with Compass Bank, Mr. Davis was our relationship manager and was involved in all facets of our business relationship with Compass Bank. Mr. Davis is also a principal in several entities that own and operate various healthcare businesses, primarily skilled nursing facilities and geriatric-psychiatric hospitals.
Wm. Jarell Jones, age 61, a director since October 1994, is an attorney and has practiced law with the firm of Wm. Jarell Jones, P.C., in Georgia since November 1993, with an office in Statesboro, Georgia through 2007 and with an office in St. Simons from 2002 until the present. Mr. Jones is also the President and sole shareholder of Palmetto Realty Company, a real estate development and brokerage company primarily involved in the development of single family residential lots in coastal South Carolina and Georgia. Palmetto Realty is a registered real estate broker in Georgia and South Carolina and serves as a qualified intermediary and exchange accommodation title holder for like-kind exchanges. Mr. Jones is also a Certified Public Accountant, and in 1976 he formed the public accounting firm of Jones & Kolb in Atlanta, Georgia and served as Senior Tax Partner and Co-Managing Partner until December 1988. In 1990, Mr. Jones moved to Statesboro and practiced law with the firm of Edenfield, Stone & Cox until November 1992 and then with the firm of Jones & Rutledge from November 1992 until November 1993. Mr. Jones was formerly a director for six years and the Chairman for two years of the Downtown Statesboro Development Authority.
Ben A. Spalding, age 75, a director since October 1994, worked part-time with Matteson Partners, an Atlanta-based executive search firm, from April 2003 to June 2006 and is now retired. Previously, he served from 2000 to April 2003 as Executive Vice President of DHR International, Inc., an executive search firm. Mr. Spalding was the sole shareholder of Spalding & Company, a former NASD member broker-dealer that served from 1980 to 1996 as the exclusive broker-dealer for limited partnerships sponsored by Mr. Roberts. Mr. Spalding served as President of Spalding & Company from 1980 until 1994. For the 20-year period through 1983, Mr. Spalding served in several positions with Johnson & Johnson in the health care field, most recently as Healthcare Division Sales Manager for several states in the Southeast. Mr. Spalding has a bachelor’s degree in Business Administration from Bellarmine College. He has served in numerous positions with civic and charitable organizations, including serving as a National Trustee of the Cystic Fibrosis Foundation and a member of the Board of Trustees of the Metro-Atlanta Crime Commission. He received the Cystic Fibrosis Dick Goldschmidt Award in 1986 for his efforts on behalf of the Cystic Fibrosis Foundation.

Biographical Information for Executive Officers
Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President; and Charles R. Elliott, our Chief Financial Officer. Because each of Mr. Roberts and Mr. Elliott is a director, we have provided biographical information for them above.
Security Ownership of Certain Beneficial Owners and Management
The table on the following page describes the beneficial ownership of shares of our common stock as of August 19, 2009 for:
•	each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock;
•	each director and our named executive officers; and
•	our directors and executive officers as a group.
Except as noted in the footnotes, each person named in the following table directly owns all shares and units of partnership interest in Roberts Properties Residential, L.P., our operating partnership, and has sole voting and investment power. Mr. Roberts, the only person known by us to beneficially own more than 5% of our common stock, has an address in care of our principal office. The Number of Shares Beneficially Owned column in the table includes the shares owned by the persons named but does not include shares they may acquire by exchanging units for shares of common stock as explained in the following paragraphs. The Number of Shares Underlying Units Beneficially Owned column in the table reflects all shares that each person has the right to acquire by exchanging units for shares, subject to the limitations described in the following paragraphs. In the case of persons who own shares and units (and all directors and executive officers as a group), the percentages in the Percent of Class column are not equal to the number of shares then owned by the person divided by the number of outstanding shares. Instead, under SEC rules, the shares that the person or group can acquire in exchange for units are deemed to be outstanding and to be beneficially owned by the person or group holding those units when calculating the percentage ownership of that person or group, although shares that other persons can acquire in exchange for units are not treated as outstanding for purposes of that calculation.
Except as described in this paragraph, unitholders generally have the right to require the operating partnership to redeem their units. To preserve our qualification as a real estate investment trust, our articles of incorporation limit ownership by any one holder to 3.7% of the outstanding shares of our common stock, with two exceptions. First, Mr. Roberts can beneficially own up to 35% of the outstanding shares. Second, any shareholder who beneficially owned more than 3.7% of our outstanding common shares on July 22, 2004, the date that we filed an amendment to our articles of incorporation revising the ownership limits, can retain indefinitely the shares the shareholder owned as of that date but cannot increase that ownership in the future (other than by exchanging the units the shareholder owned on that date for shares). The ownership limit will apply when a unitholder elects to exchange his or her units for shares. If exchanging units would cause a unitholder to exceed the applicable ownership limit (other than by exchanging units the unitholder owned on July 22, 2004 as explained above), the unitholder will receive cash to the extent required to bring him or her within this ownership limit. In Mr. Roberts’ case, he will receive cash if upon redemption of his units he would own more than 35% of the outstanding shares of our common stock.

A unitholder who submits units for redemption will receive, at our election, either: (a) a number of shares equal to the number of units submitted for redemption multiplied by the applicable conversion factor, which is currently 1.647 shares for each unit submitted for redemption, or (b) cash equal to the average of the daily market prices of the common stock for the 10 consecutive trading days before the date of submission multiplied by the number of units submitted. Our policy is to issue shares in exchange for units submitted for redemption.

			Number of
			Shares
	Number of		Underlying
	Shares		Units
Name of	Beneficially		Beneficially			Percent of
Beneficial Owner	Owned		Owned		Total	Class(1)

Charles S. Roberts	3,275,971	(2)	1,166,920	(3)	4,442,891	39.18%

John L. Davis	27,852		0		27,852	*

Ben A. Spalding	37,955	(4)	44,993	(5)	82,948	*

Wm. Jarell Jones	53,130	(6)	0		53,130	*

Charles R. Elliott	49,000		0		49,000	*

All directors and executive officers as a group: (5 persons) (7)	3,443,908		1,211,913		4,655,821	40.89%

*	Less than 1%.

(1)	The total number of shares outstanding used in calculating this percentage is 10,173,269, the number of shares outstanding as of August 19, 2009.

(2)	Includes 53,067 shares owned by a family limited liability company of which Mr. Roberts is the manager. Mr. Roberts disclaims beneficial ownership of those shares.

(3)	Reflects Mr. Roberts’ beneficial ownership of 708,512 units, each of which is exchangeable for 1.647 shares of our common stock.

(4)	Includes 12,348 shares owned by a partnership of which Mr. Spalding’s wife is the managing partner. Mr. Spalding disclaims beneficial ownership of those shares.

(5)	Reflects Mr. Spalding’s beneficial ownership of 27,318 units, which include 2,917 units owned by Mrs. Spalding and 24,401 units owned by partnerships of which Mrs. Spalding is the managing partner. Each unit is exchangeable for 1.647 shares of our common stock. Mr. Spalding disclaims beneficial ownership of all units owned by his wife or partnerships of which she is the managing partner.

(6)	Includes 3,332 shares owned by Mr. Jones’ wife, to which Mr. Jones disclaims beneficial ownership.

(7)	Includes an aggregate of 15,680 shares and 27,318 units beneficially owned by two directors’ wives, as to which shares such directors disclaim beneficial ownership.

CORPORATE GOVERNANCE
Introduction
The directors meet to review our operations and discuss our business plans and strategies for the future. The board of directors met nine times in 2008. During 2008, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by the committees of the board on which he served, except that Mr. Spalding attended only six of the aggregate of ten meetings of the board and the Nominating and Governance Committee, the committee on which he serves. Our policy is that all directors attend the annual meeting of shareholders. All of our directors attended the 2008 annual meeting.
The board has determined that each of Mr. Davis, Mr. Jones and Mr. Spalding is “independent” for purposes of Section 803A of the NYSE Amex Equities listing standards.
Committees of the Board of Directors
The board of directors has established an Audit Committee, a Nominating and Governance Committee and a Compensation Committee. Copies of the charters for these committees were included as appendices to the proxy statement for our 2007 annual meeting of shareholders. We do not currently have a website.
Audit Committee. Our Audit Committee is composed of Mr. Jones, its Chairman, and Mr. Davis. The Audit Committee was established for the purpose of overseeing our accounting and financial reporting processes and audits of our financial statements, and its functions are described in the Report of the Audit Committee below. The board has determined that Mr. Jones is an “audit committee financial expert” and that each member of the Committee is “independent” under the SEC’s Rule 10A-3 and under Section 803A of the NYSE Amex Equities listing standards. The full Audit Committee met six times in 2008, and the members of the committee reviewed our quarterly reports on Form 10-Q with management and our independent auditors.
Nominating and Governance Committee. This committee is responsible for the oversight of the composition of the board and its committees, and identification and recommendation of individuals to become board members. Our Nominating and Governance Committee is composed of Mr. Jones, its Chairman, and Mr. Spalding. The board has determined that each member of the Nominating and Governance Committee is “independent” under Section 803A of the NYSE Amex Equities listing standards. The Nominating and Governance Committee met one time in 2008. Any shareholder interested in nominating a director should review the material described under “Nominations of Directors” below.
Compensation Committee. This committee oversees our management of some of our human resources activities, including determining compensation for executive officers and administering our employee benefit plans. Our Compensation Committee is composed of Mr. Jones, its Chairman, and Mr. Davis. The board has determined that each member of the Compensation Committee is “independent” under Section 803A of the NYSE Amex Equities listing standards. The Compensation Committee met one time in 2008.

Under the 2006 Roberts Realty Investors, Inc. Restricted Stock Plan, our Compensation Committee has the authority to delegate to a committee of one or more members of the board who are not “outside directors” (as provided in Section 162(m) of the Internal Revenue Code) the authority to grant awards of restricted stock to eligible persons who are either (1) not then “covered employees” within the meaning of Section 162(m) and are not expected to be “covered employees” at the time of recognition of income resulting from the award, or (2) not persons with respect to whom we wish to comply with Section 162(m). The Compensation Committee also has the authority to delegate to a committee of one or more members of the board who are not “non-employee directors” (as provided in Rule 16b-3 under the Securities Exchange Act of 1934) the authority to grant awards of restricted stock to eligible persons who are not then subject to Section 16 of the Securities Exchange Act of 1934. Acting under this authority, the Compensation Committee has delegated to Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer and President, as a one-member committee, the authority to grant awards of restricted stock to eligible persons who fit within any of the categories described above. As a practical matter, Mr. Roberts may not grant restricted stock to executive officers or directors.
Before the Compensation Committee determines the compensation of the executive officers each year, Mr. Roberts meets with the members of the committee to express his opinion regarding his own compensation and that of our other executive officers. The Compensation Committee then determines the compensation of our executive officers in a private meeting in which no executive officer participates.
We have not in the past and do not presently intend to retain a compensation consultant, although the Compensation Committee has the authority to retain legal, accounting and other advisors as it determines necessary to carry out its functions, without deliberation or approval by the board or management.
Report of the Audit Committee
Our Audit Committee operates under a written charter adopted by the board on May 19, 2004, as amended on July 24, 2007. Our Audit Committee is responsible for providing oversight of the independent audit process and the independent auditors, reviewing our financial statements and financial statements of our subsidiaries and discussing them with management and the independent auditors, reviewing and discussing with management and the independent auditors the adequacy and effectiveness of our internal accounting and disclosure controls and procedures, and providing oversight of legal and regulatory compliance and ethics programs. The Audit Committee communicates regularly with our management, including our Chief Financial Officer, and with our auditors. The Audit Committee is also responsible for conducting an appropriate review of and pre-approving all related person transactions in accordance with the NYSE Amex Equities listing standards, and evaluating the effectiveness of the Audit Committee charter at least annually.
To comply with the Sarbanes-Oxley Act of 2002, the Audit Committee adopted a policy that pre-approves specified audit and tax-related services to be provided by our independent auditors. The policy forbids our independent auditors from providing the services enumerated in Section 201(a) of the Sarbanes-Oxley Act.
In performing all of these functions, the Audit Committee acts only in an oversight capacity. The Audit Committee reviews our quarterly and annual reporting on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of our management, which has the primary responsibility for financial statements and reports, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to generally accepted accounting principles.

The Audit Committee has discussed with Reznick Group, P.C., our independent registered public accounting firm, the matters required by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the company and our management. The Audit Committee reported its findings to our board of directors.
Based on the reviews and discussions described above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC. A copy of our Annual Report on Form 10-K is part of the annual report to shareholders enclosed with these proxy materials.
The Audit Committee’s report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and it shall not be deemed filed under such acts.
Wm. Jarell Jones, Chairman
John L. Davis
Nominations of Directors
The responsibilities of the Nominating and Governance Committee include evaluating and recommending to the full board of directors the director nominees to stand for election at our annual meetings of shareholders. Although the Committee is authorized to retain search firms and to compensate them for their services, it has to date not elected to do so.
The Nominating and Governance Committee examines each director nominee on a case-by-case basis regardless of who recommends the nominee. In considering whether to recommend any particular candidate for inclusion in the board’s slate of recommended director nominees, the Committee considers the following criteria, among others: the candidate’s availability, insight, practical wisdom, professional and personal ethics and values consistent with longstanding company values and standards; experience at the policy-making level in business, real estate or other areas of endeavor specified by the board; commitment to enhancing shareholder value; and ability and desire to represent the interests of all shareholders. The Committee does not assign specific weights to particular criteria, and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board of directors to fulfill its responsibilities.
In addition to the qualification criteria above, the Nominating and Governance Committee also takes into account whether a potential director nominee qualifies as an “audit committee financial expert” as that term is defined by the SEC, and whether the potential director nominee would qualify as an “independent” director under the listing standards of the NYSE Amex Equities.
The Nominating and Governance Committee evaluated our board’s two nominees, Mr. Roberts and Mr. Elliott, in light of the above criteria and recommended to the board that they be nominated for reelection as directors at the 2009 annual meeting. Our board approved that recommendation.

The Nominating and Governance Committee will consider persons recommended by shareholders to become nominees for election as directors, provided that those recommendations are submitted in writing to our Corporate Secretary specifying the nominee’s name and qualifications for board membership. For a shareholder to nominate a director candidate, the shareholder must comply with the advance notice provisions and other requirements of Section 8 of our bylaws.
We urge any shareholder who intends to recommend a director candidate to the Nominating and Governance Committee for consideration to review thoroughly our Nominating and Governance Committee Charter and Section 8 of Article I of our bylaws, as amended on February 8, 2008. A copy of our bylaws is available on request to Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Sandy Springs, Georgia 30350.
Communications with the Board of Directors
The board of directors has established a process for shareholders to send communications to the board of directors. Shareholders may communicate with the board as a group or individually by writing to: The Board of Directors of Roberts Realty Investors, Inc. c/o Chief Financial Officer, Roberts Realty Investors, Inc., 450 Northridge Parkway, Suite 302, Sandy Springs, Georgia 30350. The Chief Financial Officer may require reasonable evidence that a communication or other submission is made by a Roberts Realty shareholder before transmitting the communication to the board or board member. On a periodic basis, the Chief Financial Officer will compile and forward all shareholder communications submitted to the board or the individual directors.

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION
Compensation of Executive Officers
Our executive officers are Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, and Charles R. Elliott, our Chief Financial Officer. Biographical information for Mr. Roberts and Mr. Elliott is included above in the section entitled Proposal 1 — Election of Directors. Under applicable SEC rules, Mr. Roberts and Mr. Elliott are our “named executive officers.” Neither of our executive officers has an employment agreement.
Summary Compensation Table for 2008 and 2007

								All Other
						Stock		Compen-
Name and Principal		Salary		Bonus		Awards		sation	Total
Position	Year	($)		($)		($)		($)	($)

Charles S. Roberts,	2008	225,000	(1)	250,000	(2)	—		—	475,000
Chief Executive Officer,	2007	224,519	(1)(3)	—		—		—	224,519
President, and Chairman of the Board

Charles R. Elliott,	2008	163,795	(4)	75,000	(5)	—		—	238,795
Chief Financial Officer,	2007	127,413	(4)	—		48,063	(6)	—	175,476
Secretary, and Treasurer

(1)	We do not compensate Mr. Roberts for his service as a director.

(2)	On June 24, 2008, the board of directors of Roberts Realty approved the payment of a $250,000 bonus to Mr. Roberts, at the closing of the sale of our 403-unit Addison Place apartment community.

(3)	On February 28, 2007, the Compensation Committee granted a $25,000 salary increase to Mr. Roberts for his performance as Chief Executive Officer, effective January 1, 2007.

(4)	Effective May 31, 2006, we hired Mr. Elliott as our Chief Financial Officer, Secretary, and Treasurer. Under an arrangement we negotiated with Mr. Elliott, we pay him $70 per hour for his service in those positions. Mr. Elliott receives no employee benefits, i.e. medical, vacation, holidays, etc., and he is paid only for the actual hours he works. In addition, Mr. Elliott received our standard director fee of $12,000 during 2007 and 2008, which is included in the salary amounts shown in the table.

(5)	On June 24, 2008, the board of directors of Roberts Realty approved the payment of a $75,000 bonus to Mr. Elliott, at the closing of the sale of our 403-unit Addison Place apartment community.

(6)	On February 28, 2007, the Compensation Committee granted 6,250 shares of restricted stock to Mr. Elliott for his performance as Chief Financial Officer. Mr. Elliott’s restricted shares vested on June 1, 2007. The grant of restricted shares to Mr. Elliott in 2007 was not intended as additional compensation for 2006 and, accordingly, is reflected as 2007 compensation in the table above.

Compensation of Directors
The following table summarizes the compensation we paid to our non-employee directors in 2008. The table includes any person who served during 2008 as a director who was not a named executive officer, even if he is no longer serving as a director. Dr. Goodrich resigned from the board of directors of Roberts Realty, effective August 1, 2008, and Mr. James passed away on September 2, 2008.
Director Compensation for 2008

	Fees Earned
	or Paid in Cash	Total
Name	($)	($)

John L. Davis	2,000	2,000

Dr. James M. Goodrich	7,000	7,000

Dennis H. James	14,000	14,000

Wm. Jarell Jones	42,000	42,000

Ben A. Spalding	12,000	12,000
During 2008, we paid our directors other than Mr. Roberts an annual fee of $12,000 for attendance, in person or by telephone, at meetings of the board of directors and its committees. We paid additional compensation of $750 per month to Mr. James for serving as the Chairman of the Compensation Committee.
We paid additional compensation of $750 per month to Mr. Jones for serving as the Chairman of the Audit Committee and $250 per month for serving as the Chairman of the Nominating and Governance Committee. On February 4, 2008, our board of directors and the Nominating and Governance Committee approved a compensation arrangement for Mr. Jones of $6,000 per month (reduced to $2,000 per month on April 1, 2008) for additional work he was asked to perform during 2008 as Audit Committee Chairman in reviewing the company’s properties, plans, financial statements and projections, loans, and liquidity and capital resources. Under this compensation arrangement, which was in effect from February 4, 2008 through June 30, 2008, we paid Mr. Jones a total of $18,000. Notwithstanding the termination of the arrangement, if and to the extent that Mr. Jones is required in the future to perform work as the Audit Committee Chairman that is over and above his normal duties, our Nominating and Governance Committee authorized the payment of additional compensation to Mr. Jones on an hourly basis at the rate of $275 per hour.
In addition to the compensation described above, we reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf. These reimbursements are not reflected in the table above.
In November 2008, our board authorized an increase in the standard annual fee paid to its non-employee directors from $12,000 to $18,000, payable in the amount of $1,500 per month, for attendance, in person or by telephone, at meetings of the Board and its committees, effective as of January 1, 2009. In addition, our board authorized us to continue paying Mr. Charles R. Elliott the standard annual fee paid to non-employee directors, as increased to $18,000 or $1,500 per month, for his services as a director, effective as of January 1, 2009. We will continue to pay additional compensation of $750 per month to the Chairman of the Audit Committee and to the Chairman of the Compensation Committee and $250 per month to the Chairman of the Nominating and Governance Committee. In addition, we will continue to reimburse our directors for reasonable travel expenses and out-of-pocket expenses incurred in connection with their activities on our behalf.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires Roberts Realty’s directors, executive officers, and persons who own beneficially more than 10% of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish us with copies of the forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2008, our directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements, except that Dennis H. James, a former director, filed a late Form 4 to report two purchase transactions that were not reported on a timely basis; Wm. Jarell Jones, a director, filed a late Form 4 to report two purchase transactions that were not reported on a timely basis; and Charles Roberts, our Chief Executive Officer, President and director, filed a late Form 4 to report two purchase transactions that were not reported on a timely basis.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Roberts Realty conducts its business through Roberts Properties Residential, L.P., which we refer to as the operating partnership. Roberts Realty owns an 81.5% interest in the operating partnership as of August 19, 2009 and is its sole general partner. Mr. Charles S. Roberts, our Chairman of the Board, Chief Executive Officer, and President, owns all of the outstanding shares of both Roberts Properties, Inc. (“Roberts Properties”) and Roberts Properties Construction, Inc. (“Roberts Construction”), which we refer to together as the Roberts Companies. As explained below, we have entered into transactions with these companies and paid them to perform services for us.
Under applicable SEC rules, this section of the proxy statement describes any transaction that has occurred since January 1, 2007, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds $120,000, and in which our officers, directors, and certain other “related persons” as defined in the SEC rules had or will have a direct or indirect material interest. Notes 3 and 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 provide further detail regarding some of the transactions described in this section, including in some cases information for periods before 2007.
Transactions with the Roberts Companies
Overview. We have paid substantial fees to the Roberts Companies for various types of services and will continue to do so in the future. We have purchased property from Roberts Properties, and we have retained Roberts Properties for development services and Roberts Construction for construction services for some of our undeveloped properties. We summarize these various arrangements below.
Northridge Office Building. We own a three-story, 37,864 square foot building on Northridge Parkway in Sandy Springs, Georgia that serves as our corporate headquarters. We occupy a portion of the third floor in the building, and we lease the remaining space on that floor to the Roberts Companies at a rate of $20.00 per rentable square foot under leases that extend through December 31, 2009. Roberts Realty recognized total rental income from the Roberts Companies of $83,883 during the seven-month period ended July 31, 2009; $143,800 for the year ended December 31, 2008, and $135,128 for the year ended December 31, 2007.

Northridge Community. We intend to develop a 220-unit apartment community on 10.9 acres of undeveloped land located next to our Northridge office building on Northridge Parkway in Sandy Springs. We retained Roberts Properties to complete the design and development work for a fee of $2,500 per unit, or $550,000, which we have paid. We also entered into a cost plus 10% contract with Roberts Construction to build the 220 apartment units.
Peachtree Parkway Land. We own a 23.5 acre parcel of undeveloped land in Gwinnett County. The land is zoned for 292 apartment units and is located across Peachtree Parkway from the upscale Forum Shopping Center.
In acquiring the Peachtree Parkway property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction that provides that if the then-owner of the property develops it for residential use:
•	Roberts Properties, or any entity designated by Mr. Roberts, will be engaged as the development company for the project (for which we have already paid a development fee of $1,460,000, or $5,000 per residential unit); and
•	Roberts Construction, or any other entity designated by Mr. Roberts, will be engaged as the general contractor for the project on a cost plus basis and will be paid the cost of constructing the project plus 10% (5% profit and 5% overhead) with such payments to be paid commencing with the start of construction.
These terms and conditions are consistent with our previous agreements with Roberts Properties and Roberts Construction for development and construction services for residential communities. The covenant expires on October 29, 2014.
North Springs Land. We own a 9.84-acre parcel of undeveloped land in Fulton County that we refer to as the North Springs property. The North Springs property is zoned for 120 condominium units, 236 apartment units, 210,000 square feet of office space and 56,000 square feet of retail space. In acquiring the North Springs property, we assumed and became bound by a restrictive covenant recorded in those records in favor of Roberts Properties and Roberts Construction. The covenant has the same terms and conditions as the restrictive covenant related to the Peachtree Parkway land described above, except that the covenant expires on January 3, 2015. We have paid Roberts Properties a $1,780,000 development fee in full satisfaction of the part of the covenant relating to development fees.

Development Fees. From time to time, we pay Roberts Properties fees for various development services that include market studies, business plans, design, finish selection, interior design, and construction administration. We entered into development and design agreements with Roberts Properties on four projects, which are outlined in the following table.

		Total
		Amount
		Paid From
	Total	1/1/07	Remaining
	Contract	through	Contractual
	Amount	7/31/09	Commitment

North Springs	$1,780,000	$791,111	$0
Peachtree Parkway	1,460,000	648,889	0
Sawmill Village	770,000	670,000	0
Highway 20	1,050,000	100,000	950,000

	$5,060,000	$2,210,000	$950,000

Although we have paid Roberts Properties the full contractual amount for development services for some of the above properties, Roberts Properties will continue to provide services as appropriate as we complete the development of the properties and begin construction.
Construction Contracts. We enter into contracts in the normal course of business with Roberts Construction. During 2005, we entered into contracts with Roberts Construction on the four projects mentioned above, and we have an existing contract with Roberts Construction we entered into prior to 2005 for the construction of our Northridge project. During 2007, we entered into a contract with Roberts Construction for the construction of Building “D” at our Addison Place Shops, which is now complete. We paid a total of $421,731 to Roberts Construction to construct Building D. Terms of each of the construction contracts are cost plus 10%. As of the date of this report, we have not finalized the costs of the four projects described above.
Other Fees and Reimbursements. From January 1, 2007 to July 31, 2009, we paid Roberts Properties $98,480 for reimbursement of operating costs and expenses, and we paid Roberts Construction $357,722 for project work done at our communities.
We entered into a reimbursement arrangement for services provided by Roberts Properties, effective February 4, 2008. Under the terms of the arrangement, we will reimburse Roberts Properties the cost of providing consulting services in an amount equal to an appropriate hourly billing rate for an employee multiplied by the number of hours that the employee provided services to us. We believe that the reimbursement arrangement allows us to obtain services from experienced and knowledgeable personnel without having to bear the cost of employing them on a full-time basis. From January 1, 2007 through July 31, 2009, we incurred $224,546 under this policy, and as of July 31, 2009, we have paid $209,986 to Roberts Properties under this policy.

INDEPENDENT PUBLIC ACCOUNTANTS
Our Independent Registered Public Accounting Firm
Reznick Group, P.C. (“Reznick”) has served as our independent registered public accounting firm since August 12, 2005. A representative of Reznick is expected to be present at the annual meeting and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the shareholders.
Fees Paid to Our Independent Registered Public Accounting Firm
Audit Fees
For 2007
The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2007, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2007, were $155,500.
For 2008
The aggregate fees billed by Reznick for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2008, and for the review of the financial statements included in our quarterly reports on Form 10-Q during 2008, were $144,000.
Audit-Related Fees
We did not engage Reznick to provide, and Reznick did not bill us for, professional services that were reasonably related to the performance of the audit of our 2007 or 2008 financial statements, but which are not reported in the previous paragraph.
Tax Fees
For 2007
The aggregate fees billed by Reznick for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2007, were $12,000.
For 2008
The aggregate fees billed by Reznick for professional services rendered related to tax compliance, tax advice and tax planning for the fiscal year ended December 31, 2008, were $78,025.
All Other Fees
Reznick did not bill us for any services for the fiscal years ended December 31, 2007 and December 31, 2008 other than for the services described above.

Pre-Approval Policy
Our Audit Committee pre-approval guidelines with respect to pre-approval of audit and non-audit services are summarized below.
General. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels requires specific pre-approval by the Audit Committee.
Audit Services. The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition to the annual audit services engagement specifically approved by the Audit Committee, the Audit Committee has granted general pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.
Audit-related Services. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are traditionally performed by the independent auditor. The Audit Committee believes that the provision of audit-related services does not impair the independence of the auditor.
Tax Services. The Audit Committee believes that the independent auditor can provide tax services to us, such as tax compliance, tax planning and tax advice, without impairing the auditor’s independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations.
All Other Services. The Audit Committee has granted pre-approval to those permissible non-audit services classified as “all other services” that it believes are routine and recurring services, and would not impair the independence of the auditor.
Pre-Approval Fee Levels. To facilitate management’s day-to-day conduct of our business, the Audit Committee deemed it advisable and in our best interests to permit certain routine, non-audit services without the necessity of pre-approval by the Audit Committee. Therefore, the Audit Committee expects to establish a pre-approval fee level per engagement. Any proposal for services exceeding this level will require specific pre-approval by the Audit Committee. Although management may engage non-audit services from our independent auditor within this limit, management cannot enter into any engagement that would violate the SEC’s rules and regulations related to auditor independence. These non-audit service engagements are to be reported to the Audit Committee as promptly as practicable.
EXHIBITS TO OUR 2008 ANNUAL REPORT ON FORM 10-K
Included with these proxy materials is a copy of our 2008 Annual Report on Form 10-K, without exhibits, as filed with the SEC. We will furnish to each person whose proxy is solicited, on the written request of that person, a copy of the exhibits to that annual report for a charge of ten cents per page. Please direct your request to Charles R. Elliott, Secretary, 450 Northridge Parkway, Suite 302, Sandy Springs, Georgia 30350.

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway
Suite 302
Sandy Springs, Georgia 30350
Telephone: (770) 394-6000
Creating Communities for Superior Lifestyles™

ROBERTS REALTY INVESTORS, INC.
450 Northridge Parkway, Suite 302
Sandy Springs, Georgia 30350
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
ANNUAL MEETING OF SHAREHOLDERS, SEPTEMBER 29, 2009
     The shareholder(s) who sign this proxy card on the reverse side appoint Charles R. Elliott and Christopher J. Vohs, and each of them, proxies, with full power of substitution, for and in their name(s), to vote all shares of common stock of Roberts Realty Investors, Inc. that such person(s) hold of record at the annual meeting of shareholders to be held on Tuesday, September 29, 2009, at 10:00 a.m., E.D.T., at the Crowne Plaza Ravinia located at 4355 Ashford-Dunwoody Road, Atlanta, Georgia and at any adjournment of the meeting. The signing shareholder(s) acknowledge receipt of the Notice of Annual Meeting and Proxy Statement and direct the proxy to vote as follows on the matter described in the accompanying Notice of Annual Meeting and Proxy Statement and otherwise in their discretion on any other business that may properly come before, and matters incident to the conduct of, the meeting or any adjournment of it, as provided in the Proxy Statement.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF SHAREHOLDERS OF
ROBERTS REALTY INVESTORS, INC.
September 29, 2009
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, proxy card, and a copy of the 2008 Annual Report to shareholders are also available at www.vfnotice.com/robertsrealtyinvestors.
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Proposal to elect Charles S. Roberts and Charles R. Elliott as directors:

NOMINEES:
☐	FOR BOTH NOMINEES	¡ ¡	Charles S. Roberts Charles R. Elliott
☐	WITHHOLD AUTHORITY FOR BOTH NOMINEES
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Please sign and date this proxy as your name appears below and return immediately in the enclosed envelope, whether or not you plan to attend the annual meeting.
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE STATED PROPOSAL.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.